Exhibit 10.13

SHAREHOLDER AGREEMENT

Dated 6 February 2018

Between

SatixFy UK Limited

and

ST Electronics (Satcom & Sensor Systems) Pte Ltd

relating to the establishment of

Company UK Ltd

TABLE OF CONTENTS

Contents	Page

1.	Definitions and Interpretation	1

2.	Formation of Company	4

3.	Purpose, Scope and Business of the Company	5

4.	Shareholders’ Obligations	7

5.	Board of Directors and Other Officers of the Company	8

6.	General Meetings	10

7.	Transfer of Shares	11

8.	Warranties	14

9.	Shareholder Restrictions	14

10.	Finance	15

11.	Deadlock	15

12.	General Obligations of Shareholders	16

13.	Prevalence of Agreement	16

14.	Duration and Termination	16

15.	Confidentiality	16

16.	Announcements	18

17.	No Partnership	18

18.	Indulgence, Waiver, etc.	18

19.	Costs	18

20.	Notices and General	18

21.	Other Conditions	20

22.	Variation of Agreement	20

i

THIS SHAREHOLDER AGREEMENT (“Agreement”) is entered into on 6 February 2018 among:

(1)	SatixFy UK Limited, a company incorporated in England and having its registered office at Spectrum Point 279 Farnborough Road Farnborough, Hampshire GU14 7LS, UK (“SatixFy UK”) of the one part; and

(2)	ST Electronics (Satcom & Sensor Systems) Pte Ltd, a company incorporated in Singapore and having its registered office at 1 Ang Mo Kio Electronics Park Road #06-02 ST Engineering Hub Singapore 567710 (“STEE-SatComS”) of the second part; and

WHEREAS :-

A.	It is the intent of the Parties to collaborate with each other to form a company incorporated in England (the “Company”) to develop and sell a line of products for various commercial aircraft services and live TV, where the Company’s products will be complete and self-contained, and will generally be installed and operated on commercial aircrafts ; and

B.	SatixFy UK has developed the first of its kind generic modular digital multi-beam-steering flat-Panel Antenna Array and modem based on line of sight communication technologies and products including chips, hardware, software and architecture to be used for various commercial aircraft applications; and

C.	STEE-SatComS, together with its related company iDirect, have developed and are selling their range of products including modem, terminals, hubs, hardware, software, network management and architecture used for various commercial and defence satcom applications, including aircraft applications.

D.	SatixFy UK and STEE-SatComS wish to enter into the joint venture and the joint venture shall be conducted through the Company, which will be incorporated under the laws of England upon the terms and conditions set forth herein, to develop products for commercial aircraft applications for the commercial aviation market to be based on the generic PAA developed by SatixFy UK, and

E.	SatixFy UK and STEE-SatComS have agreed to regulate the affairs of the Company and the respective rights of SatixFy UK and STEE-SatComS as shareholders of the Company on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, based on the considerations above and confirming that all Parties are informed completely, in conformity with the principles of equality and mutual benefit, all Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement and the Schedules, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Act” means the Companies Act of UK;

“Annual Strategic Plan” has the meaning given to it in Schedule 3;

“Auditors” means the auditors for the time being of the Company;

“Board” means the board of directors for the time being of the Company;

“Business” has the meaning given to it in Clause 3.2;

“Business Day” means a day which is not a Friday, a Saturday, a Sunday or a public holiday in England, in Israel or in Singapore;

“Buyer” has the meaning given to it in Clause 7.2.1(iv);

“Constitutional Documents” means the Articles of Association of the Company;

“Deadlock Matter” has the meaning given to it in Clause 11.2.1;

“Deadlock Notice” has the meaning given to it in Clause 11.2.1;

“Deed of Ratification and Accession” means the deed substantially in the form set out in Appendix A;

“Directors” means the directors for the time being of the Company;

“Encumbrances” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Notice” has the meaning given to it in Clause 20.1.1;

“Officer” has the meaning given to it in Clause 11.2.1;

“Ordinary Shares” means ordinary shares in the capital of the Company;

“Other Shareholders” has the meaning given to it in Clause 7.2;

“PAA” means SatixFy UK’s generic flat-panel antenna array which comprises the multi-beam electronically steerable antenna panels at various frequencies. including all electronic components required to operate the PAA such as antenna control units, onboard embedded modem and power supply;

“Parties” means the Shareholders and the Company, and “Party” means any of them;

“Permitted Transferee” has the meaning given to it in Clause 7.4.1;

“Prescribed Terms” has the meaning given to it in Clause 7.2.1(iii);

“Production” means the assembly of parts/modules/subsystems, test and integration including packaging and RMA services;

“Reserved Matters” means the matters specified in Schedule 2, and “Reserved Matter” means any of them;

“SAS” means Satellite Antenna System.

“Sale Shares” has the meaning given to it in Clause 7.2.1(i);

“Shareholders” means SatixFy UK and STEE-SatComS and any other person holding Shares who shall have executed a Deed of Ratification and Accession pursuant to Clause 7.5.3 and is registered as a member in the Company’s electronic register of members kept and maintained by the Registrar of Companies

“Shareholding Percentage” means, in relation to any Shareholder and at any time, the total number of issued Ordinary Shares registered in the name of that Shareholder in the Company’s electronic register of members kept and maintained by the Registrar of Companies at that time expressed as a percentage of all the issued Ordinary Shares in the capital of the Company as at that time. The Shareholding Percentage of each Shareholder as at the date hereof is specified against its name in column (3) of Schedule 1;

“Shares” means issued shares in the capital of the Company;

“SatixFy UK Director” has the meaning given to it in Clause 5.2.1;

“STEE-SatComS Director” has the meaning given to it in Clause 5.2.2;

“Transfer Notice” has the meaning given to it in Clause 7.2;

“Transferor” has the meaning given to it in Clause 7.2;

“Transferor’s Price” has the meaning given to it in Clause 7.2.1(ii); and

“US Dollar(s)” and the sign “US$” mean the lawful currency of USA;

1.2	Subsidiary Legislation: References to a statutory provision include any subsidiary legislation made from time to time under that provision.

1.3	Modification etc. of Statutes: References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.4	Singular, Plural, Gender: References to one gender include all genders and references to the singular include the plural and vice versa.

1.5	References to Persons and Companies: References to:

1.5.1	a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality); and

1.5.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.6	Companies Act: The words “corporation”, “subsidiary” and “wholly owned subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.7	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses, Recitals, Schedules and Appendices are to the clauses and recitals of, and schedules and appendices to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.8	Information: References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Headings: Headings shall be ignored in interpreting this Agreement.

1.10	Construction: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”, and “otherwise” shall not be construed as limited by words with which it is associated.

1.11	Others

1.11.1	Unless the context otherwise requires or permits, references to natural persons shall include bodies corporate and vice versa.

1.11.2	References to “financial year” are to a period in respect of which the audited financial statements of the Company has been or is to be prepared for the purpose of laying before the Company at its annual general meeting, whether that period is a year or not.

2.	Formation of Company

2.1	Within fourteen (14) days from the signing of this Agreement, STEE-SatComS shall initiate the process to incorporate the Company in England as a private limited company under the laws of England and Wales. A firm of solicitors to be mutually agreed by the Parties, shall undertake the formalities of incorporating the Company. The Parties shall use their best endeavours to cooperate in executing all formalities for incorporating the Company. The name of the Company shall be mutually agreed by the Parties and approved by the Registrar of Companies.

2.2	The Company shall have its registered office at such premises as shall be mutually agreed in writing between them. The Parties will use their best endeavours to obtain suitable premises which will not incur high overheads to be used as the base for the conduct for all operations relating to the Company’s Business.

2.3	The Articles of Association of the Company shall be drawn up to carry into effect the provisions of this Agreement with such further modifications as the Parties shall agree in writing. Any amendments to the Articles of Association shall be in accordance with the Act or any statutory modification or re-enactment which may be in force. If the Articles of Association as ultimately registered contain provisions that are different or in conflict with any of the provisions of this Agreement, the provisions of this Agreement shall prevail and the Parties shall amend or cause to be amended the Articles of Association that it shall be consistent with this Agreement.

2.4	The initial authorised capital of the Company shall be 1,000 GBP divided into 1,000 ordinary shares of 1 GBP par value each.

2.5	Upon incorporation of the Company, STEE-SatComS shall be issued 49 shares of the Company, constituting, at that stage, the entire issued share capital of the Company for a total consideration of US$20m. The disbursement of the US$20m will be made in accordance to Schedule 4.

2.6	Following the opening of the bank account of the Company, the Company shall then grant 51 shares to SatixFy. In consideration of such issuance of 51 shares by the Company, SatixFy UK shall grant the Company the following rights and assets to the Company: (a) the future development services; (b) the exclusive marketing rights for the commercial aviation market; (c) technical skills; (d) staff expertise; (e) R&D facilities and (f) an exclusive, royalty-free, world-wide, perpetual, non-transferable, irrevocable license (the “License”) to use and commercially exploit SatixFy UK’s intellectual property for the purposes of fulfilling the business plan, including but not limited to development, production, sales and marketing of satellite antenna systems operating in available commercial frequency bands and all satellite orbital planes for commercial aircraft applications. In addition, Satixfy UK shall provide (a) the training and provision of know-how and (b) grant exclusive rights for Singapore defence projects as referred to in Clause 21.2.

2.7	The issued capital of the Company shall be held by the Parties as follows:

SatixFy UK	- 51 shares, constituting 51%

STEE-SatComS	- 49 shares, constituting 49%

2.8	Each of the Parties hereto will take such steps as lie within its power to ensure that the Company makes allotments of the shares so applied for and each of such shares so allotted shall, on allotment, rank pari passu in all respects with all issued shares of the Company.

2.9	SatixFy UK shall engage Mazars or one of the Big Four Accounting Firm to carry out the valuation of the License. The valuation of the License, including the scope and methodology, shall be transparent to STEE-SatComS and STEE-SatComS shall be involved of the valuation process. SatixFy UK agrees to carry out the valuation of the License in good faith and for the benefit of the Company with the end result that such valuation of the License is acceptable to the auditor of the Company. Should SatixFy UK for any reason not start the valuation of the License within the two (2) months, STEE-SatComS shall be carry out its own independent valuation of the License and recover such expenses from SatixFy UK without any prejudice to any remedies STEE-SatComS has at law or equity.

3.	Purpose, Scope and Business of the Company

3.1	Purpose: the purpose of the Company is to develop and sell a line of products and services for various commercial aircraft communication applications based on the generic PAA developed by SatixFy UK.

3.2	Business: The Shareholders agree that the business of the Company shall be the development / marketing / sales / supply of satellite antenna system for commercial aircraft applications for the commercial aviation market which shall include a range of PAA operating in various commercial frequency bands, various satellite orbital planes, as well as such other businesses as may from time to time be agreed on by the Shareholders, (the “Business”).

3.3	Annual Budget and Business Plan: The management of the Company shall also prepare and deliver to the Board an annual budget and business plan no later than 90 days before the end of each financial year, which plan shall:

3.3.1	include details relating to the matters set out in Schedule 3 and to the following matters:

(i)	financial and operating highlights of the immediately preceding financial year;

(ii)	five-year profit and loss, balance sheet and cashflow projections;

(iii)	five-year financing plan; and

(iv)	key performance indicators; and

3.3.2	require the approval of the Board.

3.4	Development of the satellite antenna system

3.4.1	The Parties agree that the development works required to adapt the SatixFy UK generic flat Panel Antenna Array (PAA) for commercial aircraft application for the commercial aviation market will be subcontracted by the Company to SatixFy UK.

3.4.2	The Parties agree that only technologies from SatixFy UK, iDirect and STEE-SatComS shall be used by the Company for the development and production of the SAS. No other third-party technology is permitted to be used unless otherwise mutually agreed by all the Parties. The Parties agree that iDirect technologies shall be used so long as VT iDirect remains an affiliate of STEE-SatComS.

3.4.3	Pursuant to clause 3.4.2 and 3.4.4, the Parties agree that iDirect modem software would be ported to the on-board SatixFy UK modem chips (which is part of the ACU). The external Aero modem for the Company shall be developed by SatixFy UK and will be based on the SatixFy UK modem chips and will include iDirect modem software as well. Requirements for additional RF developmental works shall be subcontracted by the Company to STEE-SatComS.

3.4.4	The Parties also agreed on the Scope of Work (“SoW”) which shall be subcontracted by the Company to the Parties according to the table below:

SatixFy UK	STEE-SatComS (includes iDirect
PAA	Production of the SAS which includes integration and Testing
Power Supply	Mechanical (incl cooling)
Antenna control unit (ACU) & onboard modem	Radome

*External Aero modem with SX-3000 and/or SX-3099 including modem software (provided by iDirect).

*Modem software porting to antenna with embedded modem based on SX-3000 and/or SX-3099 (provided by iDirect)

Network Management System
Satellite Network System Design
Product Certification
*Provision of Modem software to SatixFy for porting into Modem(External and embedded)

*The following work scope will be undertaken by Satixfy UK and iDirect according to the payment shown in Schedule 4 Table 1.

1.	Development of external Aero modem,

2	Supply of iDirect modem software,

3.	Supply of iDirect Software Development Kit,

4.	Port iDirect modem software to the embedded and external Aero modem,

5.	End-to-end modem network certification for integration of the external Aero modem into the iDirect network.

3.4.5	The Parties agree that SatixFy UK has a few potential programmes currently under discussion with potential customers for the SAS. If the programmes mature, the adaptation of the SAS to the specific customer’s requirement shall be done by SatixFy UK. STEE-SatComS shall perform the other SoW according to the table 3.4.4 above in accordance to the specific customer’s requirement and if possible in accordance to the existing European Space Agency proposal. The sales and production of the SAS shall be performed through the Company. It is also understood that these programs will require a full own SAS development.

3.5	Satellite Antenna System Integration

3.5.1	STEE-SatComS shall have the first right of refusal for the integration of the SAS at commercially competitive terms and conditions.

3.6	Supply of Parts for the Satellite Antenna System to the Company by the Shareholders

3.6.1	Any parts required by the Company for the SAS that are supplied by the Shareholders (or their affiliated parties) shall be supplied at transfer prices as set forth in the applicable R&D agreements. Such parts shall include, but not be limited to, the following:

•	PAA

•	Cooling plate, bottom plate

•	All electronic and software components required to operate the SAS such as antenna control units, modem which operates on the iDirect network (either embedded or hardware card for aero enclosure or self-contained aero enclosure modem) , delivery of digital/RF streams that are capable of being received by the RF performances of the antenna but not including decrypting and power supplies,

•	Radome

•	Network Management System

•	Satellite Network Design

•	Interface Panel

3.7	IP

3.7.1	The Company shall own the foreground IP specifically generated for the development of the Company’s SAS. The background IP shall remain at the sole ownership of the Parties who own it. SatixFy UK’s background IP shall be licensed to the Company on a perpetual, exclusive basis based on the licensing agreement.

3.8	Launch Customer

3.8.1	It is the intention of the Parties that PaxLife shall serve as the launch customer for the development of Ku-band beam steering aero-antenna for commercial aviation (narrow-body). PaxLife has agreed to purchase 200 units of the developed SAS.

3.8.2	The Parties agree to novate any agreement signed regarding the development of SAS with Paxlife to the Company.

4.	Shareholders’ Obligations

In consideration of the mutual obligations of the Shareholders herein contained, and except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement, each of the Shareholders shall exercise its voting rights and powers available to it to ensure that:

4.1.1	the Company shall adopt such amendments to the Constitutional Documents as shall be necessary to conform the Constitutional Documents with the provisions of this Agreement within 30 days from the date of this Agreement;

4.1.2	the Company carries on its business and conducts its affairs in a proper and efficient manner and for its own benefit;

4.1.3	Directors appointed by that Shareholder under Clause 5 will comply with the provisions of this Agreement and their respective constitutional documents and will act in such manner and achieve the full intent and purpose of this Agreement;

4.1.4	the Company shall appoint one of Deloitte Touche Tohmatsu, EY, KPMG, Mazar or PwC or their respective successor firms as its auditor. The auditor shall not be the same as the valuator of the License;

4.1.5	The Company shall keep full and proper accounting records in accordance with UK generally accepted accounting principles relating to its business, undertakings and affairs, which records shall be made available at all reasonable times for inspection by the Directors and/or the Shareholders by prior appointment during office hours;

4.1.6	The Company shall prepare annual financial statements, in each case in accordance with generally accepted accounting principles and in compliance with all applicable legislation in respect of each accounting reference period, and shall procure that such financial statements are audited as soon as practicable and shall supply copies of the same to each of the Shareholders:

4.1.7	The Company shall do all that their respective auditors may reasonably require by way of keeping records and accounts and provide such auditors with all such information and explanation as they may reasonably require and otherwise assist such auditors in all reasonable ways;

4.1.8	The Company shall prepare and provide to each of the Directors monthly management accounts within 30 days after the end of each month and operating statistics and such other trading and financial information in such form as the Board may agree;

4.1.9	The Company shall establish delegations of financial authority in conformity with what is mutually agreed between the Shareholders, taking into consideration the Reserved Matters as set out in Schedule 2;

4.1.10	if the Company requires any approval, consent or license for the carrying on of its business in the places and in the manner in which it is for the time being carried on or proposed to be carried on, the Company will use its best endeavours to maintain the same in full force and effect;

4.1.11	The Company shall (i) maintain appropriate directors’ and officers’ liability insurance for each of their respective directors; and (ii) without prejudice to the foregoing but subject to the Act and other applicable laws, indemnify each such director in full for any losses, damages, costs and expenses suffered as a result of any liabilities (civil or criminal) incurred by such director as a director of the Company, whether in respect of negligence, default, breach of duty or otherwise; and

4.1.12	Subject to prior coordination the Company shall permit each director (or his alternate or designee) to visit and inspect and examine such the Company’s properties and records.

4.2	Increases in Capital: The issuance of new shares shall require join consent of the Shareholders and each of the Shareholders shall exercise its voting rights for the time being in the Company and take such steps as for the time being lie within its powers to procure that the issue of any unissued shares or of any new Shares from time to time created shall be subject to such consent.

5.	Board of Directors and Other Officers of the Company

5.1	Number: Unless otherwise unanimously agreed upon by Shareholders in writing, the Board shall consist of not more than five Directors.

5.2	Composition: The Board shall comprise:

5.2.1	three persons appointed by SatixFy UK as Directors (each such person, an “SatixFy UK Director”); and

5.2.2	two persons appointed by STEE-SatComS as Directors (each such person, an “STEE-SatComS Director”).

Right of Appointment and Removal of the STEE-SatComS Directors and the SatixFy UK Directors: The right of appointment of the STEE-SatComS Directors or the SatixFy UK Directors conferred on the relevant Shareholder under Clause 5.2 shall include the right of that Shareholder to remove at any time from office such person appointed by that Shareholder as a Director and the right of that Shareholder at any time and from time to time to determine the period during which such person shall hold the office of Director. The Shareholders agree that where there is a change in the holding of the Shares of the Company, the composition of the Board will be adjusted in accordance to the shareholding of the Company, with the principal that there will be a shareholder having majority board control if the shareholder has more than 50% of the shares of the Company.

5.3	Notice in Writing: Each appointment or removal of a Director pursuant to this Clause shall be in writing and signed by or on behalf of the Shareholder or the Shareholders concerned and shall be delivered to the registered office for the time being of the Company.

5.4	Further Director: Whenever for any reason any SatixFy UK Director or STEE-SatComS Director ceases to be a Director or as the case may be, SatixFy UK or STEE-SatComS shall be entitled to appoint forthwith another Director to replace the respective outgoing Director.

5.5	Alternate Director: A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Constitutional Documents shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointer as the Director appointing him. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board and if such alternate director represents more than one Director such alternate director shall be entitled to one vote for every Director he represents.

5.6	Chairman

5.6.1	The Chairman of the Board shall be jointly appointed by STEE-SatComS and SatixFy UK from the Directors.

5.6.2	The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of the Company.

5.7	Meetings of Directors

5.7.1	The Directors shall hold meetings of the Directors at such time, place and frequency as the Board may decide from time to time. Any Director may call a meeting of the Directors.

5.7.2	Each of the Directors shall be entitled to receive not less than 14 Business Days’ written notice of all meetings of the Directors (or such shorter period of notice in respect of any particular meeting as may be agreed jointly by all the Directors) specifying the date, time and place of the meeting and the business to be transacted thereat.

5.7.3	The quorum at a meeting of Directors necessary for the transaction of any business of the Company shall be at least two Directors, being at least one Director appointed by SatixFy UK and at least one Director appointed by STEE-SatComS. In the event that a meeting of Directors duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least three Business Days’ notice shall be given to the Directors in relation to such adjourned meeting. The quorum for any such adjourned meeting shall be all Directors present at that meeting.

5.7.4	Subject to Clause 5.8, all resolutions of the Directors at a meeting or adjourned meeting of the Directors shall be adopted by a simple majority vote of the Directors present.

5.7.5	A resolution in writing signed by all of the Directors for the time being or their alternates shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by wireless or facsimile transmission.

5.7.6	The Directors may participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Director to be in the physical presence of another Director(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under Clause 5.7.3 at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

5.8	Reserved Matters: Subject to any additional requirements specified by the Act, the Shareholders hereby undertake to and with each other that none of the Reserved Matters set out in Schedule 2 shall be taken by the Company unless with the prior written approval of the Shareholders (so long as such Shareholder or Shareholders hold at least 25% of the issued and outstanding share capital of the Company).

5.9	Committees: The Board may delegate any of its powers, including the day-to-day running of the business to a committee or committees consisting of such member or members of its body as it deems fit provided always that each Shareholder shall be entitled to nominate at least one Director appointed by it to any such committee.

5.10	Appointment of Management:

5.10.1	The following appointments will be approved by at least 75% of the Board

(i)	CEO/GM who will be a candidate with relevant experience and of seniority in the IFCE industry

(ii)	CFO

(iii)	COO

(iv)	CTO

5.10.2	It is the intent of the Parties that at the formation of the Company, the Company would be lightly staffed with just the CEO, Programme Manager and, System Engineer. Any future addition of staff would be decided by the CEO based on the operational needs of the Company.

5.10.3	STEE-SatComS has the right to appoint a finance resource from STEE-SatComS (subject to the execution of a standard non-disclosure agreement) to monitor and audit the accounts of the Company to ensure it is in accordance with STEE-SatComS’ finance, standard, practice and policies. For the avoidance of doubt, this finance resource has no approving authority in the Company.

5.10.4	The Company shall permit the Shareholders to conduct internal audit through their appointed internal auditors.

6.	General Meetings

6.1	Quorum and Voting

6.1.1	Unless longer notice is required by law, each Shareholder shall be entitled to receive not less than 14 Business Days’ written notice of all general meetings (or such shorter period of notice in respect of any particular meeting as may be agreed by all the Shareholders) specifying the date, time and place of the meeting and the business to be transacted thereat.

6.1.2	The quorum at a general meeting of the Company necessary for the transaction of any business of the Company shall be both Shareholders present in person or by proxy. In the event that a general meeting of the Company duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least three Business Days’ notice shall be given to the Shareholders in relation to such adjourned meeting. The quorum for any such adjourned meeting shall be any one Shareholder present.

6.1.3	Subject to any additional requirements specified by the Act and Clause 5.8, all resolutions of the Shareholders shall be adopted by a simple majority vote of the Shareholders present and voting and on the basis that each Ordinary Share will carry one vote.

6.1.4	A resolution in writing signed by all of the Shareholders shall be as valid and effectual as if it had been passed at a general meeting duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more of the Shareholders. The expressions “in writing” and “signed” include approval by wireless or facsimile transmission.

6.1.5	The Shareholders may participate in a general meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Shareholder to be in the physical presence of the other Shareholder(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Shareholders participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under Clause 6.1.2 at all times during such meeting, all resolutions agreed by the Shareholders in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Shareholders duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Shareholders attending the meeting, provided that at least one of the Shareholders present at the meeting was at that place for the duration of the meeting.

7.	Transfer of Shares

7.1	Restriction on Transfer

7.1.1	Subject to Clause 7.4, no Shareholder shall transfer all or any part of the Shares held by it or otherwise sell, dispose of or deal with all or any part of its interest in such Shares unless and until the rights of pre-emption conferred by this Clause 7 have been exhausted.

7.1.2	No Shareholder shall, without the prior written consent of the other Shareholders, create or have outstanding any Encumbrance or security interest on or over any Shares or any part of its interest in such Shares (otherwise than by a transfer of such Shares in accordance with this Agreement).

7.1.3	No Shareholder shall sell any of its shares within the first three (3) years of the formation of the Company without the consent of the other Shareholder

7.2	Right of First Refusal

7.2.1	Subject to Clause 7.1.3, every Shareholder who desires to transfer any Share or Shares (the “Transferor”) shall give to the Company and the Shareholders other than the Transferor (the “Other Shareholders”) notice in writing of such desire (a “Transfer Notice”), which notice shall specify:

(i)	the number of Shares proposed to be sold and transferred (the “Sale Shares”);

(ii)	the price fixed by the Transferor for the sale of each such Sale Share (the “Transferor’s Price”);

(iii)	the other material terms and conditions of such sale (the “Prescribed Terms”); and

(iv)	the identity of the person to whom the Transferor proposes to transfer such Shares, who shall in no event be a competitor of the Other Shareholders, unless the prior written consent of such Other Shareholders will have been obtained (the “Buyer”).

7.2.2	Subject as hereinafter mentioned, a Transfer Notice shall constitute an offer by the Transferor for the sale of the Sale Shares to the Other Shareholders at the Transferor’s Price and on terms not less favourable than the Prescribed Terms. Subject to Clause 7.2.5, a Transfer Notice shall not be revocable except with the unanimous consent of the Other Shareholders.

7.2.3	The Transferor shall forthwith by notice in writing invite the Other Shareholders to apply in writing to the Company within 14 days of the date of dispatch of the notice by the Company (which date shall be specified therein) for such maximum number of the Sale Shares (being all or any thereof).

7.2.4	If the Other Shareholders shall within the said period of 14 days apply for all of the Sale Shares, the Transferor shall allocate the Sale Shares to or amongst the applicants and in case of competition pro-rata (as nearly as possible) according to the Shareholding Percentages of the applicants; provided that no applicant shall be obliged to take more than the maximum number of Sale Shares specified by it as aforesaid. The Transferor shall forthwith give notice of such allocations (an “Allocation Notice”) to the Other Shareholders to whom the Sale Shares have been allocated and shall specify in such Allocation Notice the place and time (being not earlier than seven and not later than 14 days after the date of the Allocation Notice) at which the sale and purchase of the Sale Shares so allocated shall be completed.

7.2.5	If none of the Other Shareholders have applied for the Sale Shares or if the Other Shareholders do not, on a collective basis, apply to purchase all the Sale Shares, the Transferor shall, subject to Clause 7.3, be entitled to sell all the Sale Shares, in accordance with the terms specified in the Transfer Notice (except that the Transferor may provide representations, warranties, covenants and indemnities customary for such transfer to the Buyer), and within three-months.

7.2.6	Subject to Clause 7.2.4 and 7.2.5 above, the Transferor shall be bound to transfer the Sale Shares comprised in an Allocation Notice to the purchasers named therein at the time and place therein specified by the delivery of duly executed transfer forms together with the relevant share certificates in respect of such Sale Shares and, if required by the purchasers, the Stamp Duty Documents and, if it shall fail to do so, any Director shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of the Sale Shares to the purchaser thereof against payment of the price to the Company. On payment of the price to the Company, the purchaser shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the transfer the purchaser shall be entitled to insist upon its name being entered in the Company’s electronic register of members kept and maintained by the Registrar of Companies as the holder by transfer of the Sale Shares. The Company shall forthwith pay the price into a separate bank account in the Company’s name and shall hold such price in trust for the Transferor.

7.3	Tag Along Right

7.3.1	Prior to an initial public offering occurring and following application of the Right of First Refusal process set out in clause 7.2, if a Shareholder (a “Transferor”) intends to effect, in one or more related transactions, a transfer of shares (such transfer, a “Transfer” and such shares, the “Transfer Shares”) to a proposed purchaser (a “Proposed Purchaser”), the other Shareholders (the “Tag Shareholders”) shall be entitled to participate in such Transfer on a pro-rata basis, pursuant to the below.

7.3.2	Tag-Along Notice. The Transferor shall be required to serve a notice on all Tag Shareholders as soon as reasonably practicable after agreeing to a Transfer of the Transfer Shares (a “Tag-Along Notice”), specifying:

(i)	the identity of the Proposed Purchaser; and

(ii)	a proposed date for completion of the Transfer of the Transfer Shares to the Proposed Purchaser; and

(iii)	the number and class of Transfer Shares held by the Transferor that are the subject of the proposed Transfer to the Proposed Purchaser; and

(iv)	the price at which the Transfer Shares that are the subject of the Transfer to the Proposed Purchaser are proposed to be transferred at; and

(v)	any other material terms (including conditions) attached to the proposed Transfer.

(vi)	whether or not the Proposed Purchaser is willing to purchase other classes or series of Preference Shares,

7.3.3	Exercise of Tag-Along Right. Each Tag Shareholder shall have the right, exercisable by written notice to the Transferor (which shall be irrevocable and binding) within twenty (20) Business Days after being served with the Tag-Along Notice (the “Tag-Along Period”), to require the Transferor to provide as part of its proposed Transfer that such Tag Shareholder shall be given the right to include all or part of its Shares (such Shares, the “Tag Shares”) in the Transfer. If any Tag Shareholder exercises its rights hereunder, the Transfer of the Transfer Shares by the Transferor shall be subject to the Proposed Purchaser purchasing, as part of the Transfer agreement, Tag Shares from such Tag Shareholder (or any part thereof chosen by such Tag Shareholder to be Transferred, if it gave notice with respect to less than all its Shares), and the Transferor shall not proceed with such Transfer unless such Tag Shareholder is given the right to so participate in the Transfer and the failure of which shall render such Transfer as null and void.

7.3.4	If a Tag Shareholder does not respond to the Tag Notice within the Tag-Along Period stating its wish to participate in the Transfer, it shall be deemed to have declined to participate in such transfer. The Transferor shall be entitled to Transfer all, or the appropriate pro-rata portion (together with the participating Tag Shareholders’ Tag Shares), as applicable, of the Transfer Shares, to the Proposed Purchaser at any time within ninety (90) calendar days after the lapse of the Tag-Along Period. Any such Transfer shall not be on more favourable terms and conditions to the Proposed Purchaser than those specified in the Tag Notice. Any of the Transferor’s Shares in the Company not so Transferred within such ninety (90) calendar day period shall continue to be subject to the requirements of this clause 7.3.

7.3.5	The exercise or non-exercise of the right to participate hereunder with respect to a particular Transfer by a Transferor shall not adversely affect the right of Tag Shareholders to participate in subsequent Transfers by the Transferor pursuant to this clause 7.3.

7.3.6	For the avoidance of doubt, a Transfer by a Transferor to its Permitted Transferee in accordance with the provisions of this Agreement shall not trigger the application of this clause 7.3.

7.4	Permitted Transfers

7.4.1	The restrictions on transfer of Shares contained in Clause 6.1 shall not apply in the case of a transfer of all of the Shares owned by a Shareholder to a wholly owned subsidiary of such Shareholder (each, a “Permitted Transferee”).

7.4.2	Following a transfer of Shares to a Permitted Transferee, the original transferring Shareholder shall remain party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares.

7.4.3	If however at any time after a transfer of Shares is effected by a Shareholder to its Permitted Transferee, such transferee ceases to be a Permitted Transferee of the transferring Shareholder, it shall be the duty of the transferring Shareholder and such transferee to notify the Board in writing that such event has occurred and both the transferring Shareholder and such transferee shall jointly and severally undertake to procure and ensure that all (and not some only) of the Shares held by such transferee are immediately transferred to the transferring Shareholder or another Permitted Transferee of the transferring Shareholder.

7.5	Conditions of Transfers

Notwithstanding any of the provisions of this Agreement to the contrary, the Company shall not register any transfer of its Shares unless and until:

7.5.1	the approval of any regulatory authority to such transfer of Shares, if required pursuant to any law, rule or regulation (or by the terms of any licence, approval or permit held by the Company), has been obtained;

7.5.2	all stamp duties payable in respect of the transfer of the Shares have been paid;

7.5.3	where Shares are transferred to any transferee, such transferee (if not already party to this Agreement) executes and delivers to each of the other Parties a Deed of Ratification and Accession under which such transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto in place of, or in addition to, the transferring Shareholder; and

7.5.4	upon the delivery to the Company of such Deed of Ratification and Accession executed by such transferee and the registration of the Shares in the name of such transferee, such transferee shall be bound by and shall be entitled to the rights and benefits of this Agreement in respect of such Shares.

7.6	Void Transfers

Any transfer of Shares that is not made in substantial compliance with the provisions of this Clause 7 shall be null and void.

8.	Warranties

Each Shareholder hereby warrants and undertakes to and with the other Shareholders that:

8.1	Incorporation: It is a company duly incorporated and validly existing under its laws of incorporation.

8.2	Authority to Enter into This Agreement: It has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on it, in accordance with its terms.

8.3	No Breach: The execution and delivery of, and the performance by it of its obligations under this Agreement will not and are not likely to:

8.3.1	result in a breach of any provision of its constitution; or

8.3.2	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound.

9.	Shareholder Restrictions

9.1	Non-Competition

9.1.1	In so far as the Parties are shareholders in the Company, both Shareholders shall not, compete with the Company regarding the Business of the Company. SatixFy UK shall ensure that SatixFy Limited/SatixFy Israel Ltd shall not develop a satellite antenna in competition with the Business of the Company. STEE-SatComS shall ensure that VT iDirect shall not develop a satellite antenna in competition with the Business of the Company. It is the intention of the Shareholders to cooperate exclusively in this Business. The PAA developed by SatixFy UK for the Company can only be sold through the Company. For the avoidance of doubt, besides the above restriction nothing herein shall prohibit any of the Shareholders from undertaking or performing any business or activity of which was performed or undertaken by them prior to the formation of the Company, which includes selling of modems or licensing of the modem software and associated services.

9.1.2	The Shareholders agreed in principle that SatixFy UK will not sell the chips directly or indirectly to any party who is developing a SAS that will compete with the Business of the Company. In cases where SatixFy UK needs to sell the chips to any other party specifically for the commercial aircraft applications, it shall be sold through the Company at the sales terms to be determined by the Company. However, SatixFy UK shall be allowed to sell its chips with no limitation to any parties outside of the commercial aircraft applications.

9.2	Non-Solicitation

9.2.1	Each Shareholder shall not (whether alone or jointly with another and whether directly or indirectly) for a period of three years from the date of this Agreement or until this Agreement is terminated with respect to that Shareholder, whichever occurs first, solicit or contact with a view to the engagement or employment by any person, any employee or officer of the Company or any person who has been an employee or officer of the Company within the previous six-month period. For the avoidance of doubt, nothing herein shall prohibit a Shareholder to continue employing an employee of the Company who was previously or concurrently employed also by such Shareholder (directly or indirectly).

9.2.2	The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this provision provided that such Shareholder does not (whether alone or jointly with another and whether directly or indirectly) encourage or advise such agency to approach any such employee or officer.

9.3	Severance: Each and every obligation under Clauses 9.1 and 9.2 shall be treated as a separate obligation and shall be severally enforceable as such. In the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause 9 and any such deletion shall not affect the enforceability of all such parts of this Clause 9 as remain not so deleted.

9.4	Modifications to Restrictions: While each Shareholder acknowledges that the restrictions contained in Clauses 9.1 and 9.2 are reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.	Finance

10.1	Additional Finance in the Ordinary Course of Business

10.1.1	Board approval with at least 80% of the Directors approving shall be required for additional funding in the ordinary course of business

10.1.2	All Shareholders’ loans provided to the Company shall be provided on arm’s length terms that are not less favourable to the Company than the then-prevailing market terms.

10.1.3	Notwithstanding any other provision of this Agreement, the total aggregate borrowings of the Company at any time shall not exceed US$ 40 Million.

11.	Deadlock

11.1	Deadlock: In the event that in relation to any Reserved Matter, the approval of Shareholders with an aggregate Shareholding Percentage of at least 75 per cent for that Reserved Matter cannot be obtained after three successive attempts to obtain such approval within any 45-day period a deadlock shall be deemed to arise.

11.2	Resolution of Deadlock

11.2.1	Immediately upon the occurrence of any deadlock, any Shareholder may by written notice (the “Deadlock Notice”) refer the matter which is the subject of the approval under Clause 11.1 (the “Deadlock Matter”) to the President of Singapore Technologies Electronics Limited and the Chief Executive Officer of SatixFy Limited (or the most senior officer of each of the Shareholders) (the “Officer”). Upon the Deadlock Notice being given, each Shareholder shall procure that its Officer shall negotiate in good faith with the other Officer(s) with a view to resolution of such matter. Upon the resolution of such matter, the Directors shall be bound to give effect to the agreement reached between the Officers in respect of such matter.

11.2.2	If the Deadlock Matter is not resolved by the Officers within 14 days after the date of the Deadlock Notice (or such other date as mutually agreed between the Shareholders), the Shareholders shall discuss in good faith the acquisition by one Shareholder of all the Shares held by the other Shareholder, such acquisition to be on terms to be mutually agreed on a “willing buyer, willing seller” basis.

11.2.3	If the Shareholders do not sign definitive agreements for the acquisition of all the Shares in accordance with Clause 11.2.2 above within three months of the commencement of their discussion on the same, or such longer period as may be mutually agreed to by the Shareholders, the Shareholders shall take such steps as are necessary to procure and ensure the winding-up of the Company.

12.	General Obligations of Shareholders

Each Shareholder shall take all steps necessary on its part to give full effect to the provisions of this Agreement and to procure (so far as it is able by the exercise of voting rights or otherwise so to do) that the Company and the Directors shall perform and observe the provisions of this Agreement.

13.	Prevalence of Agreement

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Constitutional Documents, the provisions of this Agreement shall as between the Shareholders prevail and the Shareholders shall, so far as they are able, cause such necessary alterations to be made to the Constitutional Documents as are required to remove such conflict.

14.	Duration and Termination

14.1	Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:

14.1.1	the Shareholders agree in writing to terminate this Agreement; or

14.1.2	an effective resolution is passed or a binding order is made for the winding-up of the Company other than to effect a scheme of reconstruction or amalgamation, or

14.1.3	an initial public offering of the shares of the Company,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any of its provisions which are expressly or by implication intended to continue in force after termination (including under Clauses 11.2 and 15 and this Clause 16).

14.2	Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Shareholder prior to such termination.

15.	Confidentiality

15.1	Communications Confidential: All communications between the Company and the Shareholders or any of them and all information and other material supplied to or received by any of them from any one or more of the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Company, any information concerning the business transactions or financial arrangements of the Company or of the Shareholders or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of the Company unless:

15.1.1	the information is about the Company which the Board has unanimously confirmed in writing to the Shareholders is not confidential;

15.1.2	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use;

15.1.3	the information is or becomes publicly available (other than by breach of this Agreement);

15.1.4	the information is independently developed by the relevant Party or is acquired from a third party, to the extent that it is acquired with the right to disclose it, as can be shown respectively by that Party’s written records or other reasonable evidence;

15.1.5	the information is lawfully in the possession of the relevant Party free of any restriction on disclosure, as can be shown respectively by that Party’s written records or other reasonable evidence;

15.1.6	the information, following disclosure under this Clause 15.1, becomes available to the relevant Party, as can be demonstrated respectively by that Party’s written records or other reasonable evidence, from a source which is not bound by any obligation of confidentiality in relation to such information;

15.1.7	the disclosure of confidential information is by a Party to its directors, officers or employees or its wholly owned subsidiaries who need to know that confidential information in its reasonable opinion for purposes relating to this Agreement and such directors, officers, employees or subsidiaries do not use that confidential information for any other purpose;

15.1.8	the disclosure of information is to the extent required to be disclosed by law, any court of competent jurisdiction, regulatory body, governmental agency or any recognised stock exchange on which the shares of any Shareholder are listed;

15.1.9	the disclosure of information is to any auditor or tax authority to the extent reasonably required for the purposes of the accounting or tax affairs of the relevant Party or any of its wholly owned subsidiaries;

15.1.10	the disclosure is by a Party to its professional advisers of information that is reasonably required to be disclosed for purposes relating to this Agreement;

15.1.11	the disclosure or use is required for the purposes of any expert determination or any judicial or arbitral proceedings arising out of this Agreement or any documents entered into pursuant to this Agreement;

15.1.12	the disclosure of information is to an existing or proposed lender to, or investor in, any Party who gives a confidentiality undertaking on terms substantially similar to this Clause 15 for the benefit of the Parties; or

15.1.13	the disclosure of information is made on a confidential basis to a bona fide prospective purchaser of all of the disclosing Party’s Shares(including that bona fide prospective purchaser’s professional advisers and existing or proposed lenders), provided such prospective purchaser, adviser or lender, as the case may be, gives a confidentiality undertaking on terms substantially similar to this Clause 15 for the benefit of the Parties, provided that for Clauses 15.1.7, 15.1.9, 15.1.10, 15.1.12 and 15.1.13 above, the disclosure of such information would not result in a waiver of legal professional privilege that the Company has in such information.

15.2	Shareholders’ Obligations: The Shareholders shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only:

15.2.1	their employees, officers, directors and professional advisers and those of the Company whose duties will require them to possess any of such information; and

15.2.2	those persons to whom disclosure is permitted under this Clause 15 (but only to the extent required by them),

shall have access thereto, and that they shall be instructed to treat the same as confidential.

15.3	Obligations to Continue: The obligations contained in this Clause 15 shall endure until such date falling five years after the termination of this Agreement.

16.	Announcements

None of the Parties shall divulge to any third party (except to their respective professional advisers or their respective shareholders and to any stock exchange or other regulatory body or except as required by applicable law) any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties.

17.	No Partnership

The relationship between the Shareholders shall not constitute a partnership. No Shareholder has the power or the right to bind, commit or pledge the credit of the other Shareholders or the Company.

18.	Indulgence, Waiver, etc.

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

19.	Costs

Each of the Parties shall bear its own taxes and legal and other professional costs and expenses incurred by it in the negotiation, preparation and execution of this Agreement. The Parties agree to split for the cost for the professional fees for setting up the Company.

20.	Notices and General

20.1	Notices

20.1.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; and

(ii)	delivered by hand, pre-paid registered post or registered airmail in the case of international service or courier using an internationally recognised courier company.

20.1.2	A Notice to SatixFy UK shall be sent to the following address, or such other person or address as SatixFy UK may notify to the other Parties from time to time:

SatixFy UK

Spectrum Point 279 Farnborough Road Farnborough, Hampshire GU14 7LS, UK

Attention: CEO

20.1.3	A Notice to STEE-SatComS shall be sent to the following address, or such other person or address as STEE-SatComS may notify to the other Parties from time to time:

ST Electronics (Satcom & Sensor Systems) Pte Ltd

1 Ang Mo Kio Electronics Park Road #06-02 ST Engineering Hub Singapore 567710

Attention:      EVP/GM (with copy to the Legal)

20.1.4	A Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to the other Parties from time to time:

Company

Spectrum Point 279 Farnborough Road Farnborough, Hampshire GU14 7LS, UK

Attention:

A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	240 hours after posting, if delivered by pre-paid registered post; or

(ii)	at the time of delivery, if delivered by hand or courier.

20.2	Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

20.3	Invalidity

20.3.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

20.3.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 20.3.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 20.3.1, not be affected.

20.4	Counterparts: This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by executing any such counterpart. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

20.5	Arbitration

Subject to Clause 11, any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this Clause 20.5, shall be resolved by arbitration in London conducted in English pursuant to ICC rules for the time being in force, which rules are deemed to be incorporated by reference in this clause, save that, unless the Shareholders agree otherwise, neither shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute.

20.6	Governing Law

This Agreement shall be governed by and construed in accordance with Law of England & Wales without any due regard to the conflict of laws principles.

21.	Other Conditions

21.1	Training and provision of knowhow

21.1.1	SatixFy UK agrees to train and provide knowhow to STEE-SatComS engineers on the use of the SatixFy UK chip so that STEE-SatComS can independently develop panel antenna arrays based on the SatixFy UK Chip. Both Parties also agreed that STEE-SatComS shall not have any commercial rights on the developed product. If commercial rights are required, it would be separately discussed.

21.2	Exclusive Rights for STEE-SatComS

21.2.1	In so far as STEE-SatComS remains a shareholder of the Company, SatixFy UK agrees to grant exclusive rights to STEE-SatComS for Singapore defence projects and applications using SatixFy UK’s technologies, subject to terms and conditions to be mutually agreed based on the following principles:

(i)	STEE-SatComS shall be the prime contractor for such projects.

(ii)	Both Parties to actively market and seek full funding from the customers.

(iii)	If the customers fund partially, and funding is required from SatixFy UK and STEE-SatComS, then there must be commitment from the customers for future deployment.

(iv)	If STEE-SatComS decides not to proceed with a specific project for any reason, then SatixFy UK would have the right to proceed with another party for that project.

22.	Variation of Agreement

The Shareholders agree that any changes to this Agreement shall be discussed in good faith between the Shareholders. Example of such changes to the Agreement to be made when there are changes to the shareholding, which affects the appointment of Directors. The Shareholders agree that so long as any Shareholder holds any shares of the Company, the substantive rights of the Shareholders under Clause 3.4, 3.5, 3.6, 5.8, 9, 21.1 and 21.2 shall not be diminished.

Schedule 1

The Shareholders

(1)	(2)	(3)
Name of Shareholder	Number of and class of Shares held as at the date hereof	Shareholding Percentage as at the date hereof
SatixFy UK	51 Ordinary Shares £1 GB pounds par value each	51 per cent.
ST Electronics(Satcom & Sensor Systems) Pte Ltd	49 Ordinary Shares £1 GB pounds par value each	49 per cent.
Total	100 Ordinary Shares £1 GB pounds par value each	100 per cent.

Schedule 2
Reserved Matters

Reserved Matters (Requiring the consent of Shareholders so long as the Shareholder holds at least 25% of the issued and outstanding share capital of the JV Company)

1.	The amendment to the constitution or the articles of association (or equivalent constitutional documents) of the JV Company, other than non-material amendments required by law.

2.	The actual or proposed dissolution, liquidation or winding-up of the JV Company, or the appointment of an administrator, a receiver, a receiver and manager or a liquidator to the JV Company.

3.	Any change in the name of the JV Company.

4.	Any repurchase, cancellation or redemption of the JV Company’s share capital or any reduction, consolidation, subdivision or reclassification or other alteration of its capital structure.

5.	Any variation of rights attaching to any class of shares, units or other securities of the JV Company which have a negative effect on the rights of the existing shareholders.

6.	Any merger or acquisition of the JV Company with or by any corporation, firm or other body.

7.	The issuance of further shares or units in the JV Company or the issuance or grant of any options over the unissued share capital of the JV Company or the issuance of any new class of shares or units in the capital of the JV Company or the issuing of any convertible securities by JV. The aforesaid shall not apply to options granted to directors, officers, employees or service providers pursuant to the JV Company’s share option plan, share incentive scheme, employee share trust or share ownership plan.

8.	The adoption of a share option plan, share incentive scheme, employee share trust or share ownership plan and the determination of the amount of the original “option pool” thereunder. The Shareholders should have veto rights over the plans and the initial “pool” but not the actual granting of options which will be decided by the board of directors.

9.	The creation of any encumbrance over a material part of the JV Company’s property securing the liabilities of any person (other than the JV Company itself) which is not required for day-to-day operations and is not required for the ordinary course of business.

10.	The JV Company entering into, or varying, or waiving any breach of, or discharging any liability under, or terminating, any legally binding contract or arrangement with a Shareholder of the JV Company or an affiliated person thereof, provided that the terms of the contract or arrangement are outside the ordinary course of business of JV Company or are not on arm’s length terms.

11.	The provision of any credit (including by way of providing a guarantee, security or performance bond), or the making of any loan (including any loan to the Shareholders) or advance, to or for any person, company or body, other than:

(a)	credit provided in the ordinary course of business; and

(b)	loans made to employees of the JV Company pursuant to human resource policies approved by the Board or by way of deposit of moneys with a bank or other financial institution,

12.	Any material change in the nature and/or scope (including the cessation) of the business of the JV Company.

13.	The declaration or payment of any dividends or other cash or in specie distribution of the JV Company.

14.	The approval of the form of distribution of capital in respect of a distribution by the JV Company.

15.	Any disposal or acquisition of assets (including, without limitation, copyrights, trademarks, service marks, patents or other intellectual property rights and any interest in any land or real property) which constitute a material part of the JV Company’s assets. The disposal or acquisition of any third party license shall not apply to this clause.

16.	Any investment or disposition in any shares or other equity interests of a third party

17.	The grant by JV Company of any power of attorney the subject matter of which is substantially the same as a Reserved Matter.

18.	Any public offering or listing or quotation of the shares or other equity of the JV Company on any stock exchange.

19.	The incorporation of a new subsidiary undertaking or establishment of any branch in a new jurisdiction, or the entry into, variation, or dissolution of, any joint venture or co-operation agreement between the JV Company and any other party, other than required for the ordinary course of business or other than matters contemplated in the Shareholder ‘s Agreement

20.	Any appointment and the change of auditors of the JV Company such that the auditors are no longer from among one of the “Big Four” international accounting firms.

Schedule 3 Annual Strategic Plan

1.	Strategic Focus

(a)	Annual targeted revenue and Profit After Tax (“PAT”) for each business stream; and the targeted product rollout, customer segment and geographies to achieve such annual targeted revenue and PAT

(b)	Key infrastructure rollout plan

2.	Overall Annual Expenditure Projection:

(a)	Annual Capex for each business stream

(b)	Total annual expenditure projection

3.	Key Financial Metrics:

(a)	Return On Assets

(b)	Return On Equity

(c)	Funds From Operations / Total Debt

(d)	Funds From Operations / Interest

Schedule 4 STEE-SatComS Investment Plan

[Intentionally omitted]

The information contained in the original schedule has been omitted because it is not material and is the type of information SatixFy treats confidential.

Appendix A
Deed of Ratification and Accession

This Deed of Ratification and Accession is made and issued on [•] by [•] (the “Transferee”), a company incorporated in [•] with its registered office at [•] in favour of and for the benefit of each and all of the following (other than the Transferor (as herein defined)):

(1)	the parties to the Shareholders’ Agreement dated [•] (the “Shareholders’ Agreement”) made between SatixFy UK and ST Electronics (Satcom & Sensor Systems) Pte Ltd in relation to (the “Company”); and

(2)	all persons and corporations who are or subsequently become shareholders of the Company.

Whereas:

(A)	The parties to the Shareholders’ Agreement have agreed thereunder to regulate the affairs of the Company and to carry out the Business (as defined therein).

(B)	The Transferee is the transferee of [state the number of shares] shares (the “Transferred Shares”) in the issued capital of the Company by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] (the “Transferor”, and the instrument(s) of transfer, the “Share Transfers”).

(C)	By the terms of the Shareholders’ Agreement, it is a condition precedent to the registration of the Transferred Shares in the name of the Transferee that the Transferee executes this Deed.

Now this Deed Witnesses as follows:

1.	In this Deed, all references to the “Shareholders’ Agreement” means the Shareholders’ Agreement referred to in sub-paragraph (1) above and includes all amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents, if any]

2.	The Transferee hereby covenants and agrees with each of the parties, persons and corporations in whose favour and for whose benefit this Deed is executed:

2.1	that in consideration of and upon the lodgement of the Share Transfers with the Registrar of Companies, the Transferee will as from the date of the registration of the Transferee as holder of the Transferred Shares in the Company’s electronic register of members kept and maintained by the Registrar of Companies, be bound by, and be entitled to the benefit of, all the terms and conditions of the Shareholders’ Agreement which are applicable to it as a Shareholder (as defined in the Shareholders’ Agreement) in all respects as if it had been a party thereto; and

2.2	that this Deed is enforceable against the Transferee by any of the parties, persons and corporations in whose favour and for whose benefit this Deed is executed.

3.	For the purpose of Clause 20.1 of the Shareholders’ Agreement, the address of the Transferee is:

Address      [•]

Attention      [•]

4.	Save as may be expressly provided in the Shareholders’ Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor’s obligations and liabilities under the Shareholders’ Agreement.

5.	This Deed shall be governed by, and construed in accordance with, the laws of England.

In Witness Whereof this Deed has been entered into on the date stated at the beginning.

The Transferee

The Common Seal of

[•]

was hereunto affixed in the presence of:

Director

Director/Secretary

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SatixFy UK

SIGNED by Simona Gat, CEO
for and on behalf of
SatixFy UK Limited
in the presence of:

Witness’s signature
Name: SHARLY BEN CHEYRIT

ST Electronics(Satcom & Sensor Systems) Pte Ltd

SIGNED by Tang Kum Chuen,
DY President, Corp Devt
President, Satellite Systems
for and on behalf of
ST Electronics(Satcom & Sensor Systems) Pte Ltd
in the presence of:

Witness’s signature
Name: ALLAN TAN
VP, Legal